FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8509	(650) 384-8850

Christopher Chai
Vice President, Treasury and Investor Relations
CV Therapeutics, Inc.
(650) 384-8560

CV THERAPEUTICS REPORTS 2006 FIRST QUARTER

FINANCIAL RESULTS

PALO ALTO, Calif., April 25, 2006 -- CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the first quarter ended March 31, 2006.

For the quarter ended March 31, 2006, the Company reported a net loss of $70.5 million, or $1.57 per share. This compares to a net loss of $46.4 million, or $1.31 per share, for the same quarter in 2005 and to a net loss of $74.1 million or $1.65 per share, for the prior quarter ended December 31, 2005. At March 31, 2006, the Company had cash, cash equivalents and marketable securities of approximately $373.3 million, compared to $460.2 million at December 31, 2005.

Operating expenses for the quarter ended March 31, 2006 were $76.3 million. This compares to operating expenses of $51.5 million for the same quarter in 2005 and to operating expenses of $75.5 million for the quarter ended December 31, 2005. Effective January 1, 2006, the Company adopted SFAS 123R, Share-Based Payment, and operating expenses for the quarter ended March 31, 2006 include additional employee stock-based compensation expense related to options not previously recognized for both the same period in the prior year and the quarter ended December 31, 2005.

The increase in operating expenses for the quarter ended March 31, 2006 compared to the same period in the prior year was primarily due to higher selling, general and administrative expenses associated with the Company's national cardiovascular specialty sales force that was recruited in the second and third quarters of 2005, other expenses incurred to launch RanexaTM (ranolazine extended-release tablets) and co-promote ACEON® (perindopril erbumine) Tablets and higher headcount related expenses, which includes stock-based compensation, in other areas to support the Company's increased commercialization and business activities. These increases were partially offset by lower expenses for Phase 3 regadenoson studies and the capitalization of Ranexa manufacturing costs as inventory in the current quarter versus the expensing of these costs in the same quarter in 2005 prior to receiving FDA approval of Ranexa.

The small increase in operating expenses compared to the quarter ended December 31, 2005 was primarily due to expenses incurred to commence commercial product sales of Ranexa and stock-based compensation expense recognized as a result of the adoption of SFAS 123R on January 1, 2006. The increase was largely offset by the capitalization of Ranexa manufacturing costs, lower research and development expenses for our Ranexa studies, and lower ACEON® co-promotion expenses in the current quarter.

The Company recognized collaborative research revenue of $4.4 million for the quarter ended March 31, 2006, compared to $5.6 million for the same quarter in 2005. Collaborative research revenue recognized primarily relates to the reimbursement of certain regadenoson development costs from a collaborative partner and amortization of up-front payments earned. For the quarter ended March 31, 2006, the Company also recorded $0.7 million of co-promotion revenue because sales of ACEON® exceeded the baseline specified in the amended co-promotion agreement with Solvay Pharmaceuticals, Inc. The Company received FDA approval for Ranexa on January 27, 2006 and commenced commercial product sales of Ranexa in March 2006. Due to customary product launch return privileges granted on product sales to wholesalers during March 2006, the Company has deferred recognition of Ranexa product revenue of $6.0 million for the quarter ended March 31, 2006.

Company management will webcast a conference call on April 25, 2006 at 5:00 p.m. EDT, 2:00 p.m. PDT, on the Company's website. To access the live webcast, please log on to the Company's website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Tuesday, May 2, 2006. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 7913129.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include RanexaTM (ranolazine extended-release tablets) and ACEON® (perindopril erbumine) Tablets. Ranexa is approved for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON®, an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including early stage of development; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

--Tables to follow--

CV THERAPEUTICS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
	Quarter ended March 31,
	2006	2005

Revenues
Collaborative research	$ 4,376	$ 5,630
Co-promotion	688	--
Total revenues	5,064	5,630

Operating expenses:
Research and development	31,460	35,129
Selling, general and administrative	44,827	16,355
Total operating expenses	76,287	51,484

Loss from operations	(71,223)	(45,854)
Interest and other income (expense), net	749	(568)

Net loss	$ (70,474)	$ (46,422)

Basic and diluted net loss per share	$ (1.57)	$ (1.31)

Shares used in computing basic & diluted net loss per share	44,982	35,498

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
	March 31, 2006	December 31, 2005
		(A)
Assets:
Cash, cash equivalents, and marketable securities	$ 373,263	$ 460,183
Other current assets	43,013	26,883
Total current assets	416,276	487,066
Property and equipment, net	22,916	20,491
Other assets	28,175	25,004
Total assets	$ 467,367	$ 532,561

Liabilities and stockholders' equity:
Current liabilities	$ 58,610	$ 63,527
Convertible subordinated notes	399,500	399,500
Other long-term obligations	5,404	8,544
Stockholders' equity	3,853	60,990
Total liabilities and stockholders' equity	$ 467,367	$ 532,561

(A) Derived from the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Certain reclassifications have been made to prior period balances to conform to the current presentation.